Exhibit 10.3

EXECUTION COPY

MANAGEMENT CONSULTANCY SERVICES AGREEMENT

This MANAGEMENT CONSULTANCY SERVICES AGREEMENT (“Agreement”), dated August 26, 2005 (the “Effective Date”), is made by and between Mawlaw 653 Limited, a company organised under the laws of England & Wales (registered number 05391411) whose registered office is at Walbrook Building, 195 Marsh Wall, London E14 9SG, United Kingdom (“Provider”), and VIA NET.WORKS, Inc., a company incorporated in Delaware, the United States whose registered office is at 1013 Centre Road, Wilmington, Delaware 19805, United States (“Recipient”).

W I T N E S S E T H

WHEREAS, Provider and Recipient, along with certain subsidiaries of Recipient, have entered into an Sale and Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which Provider will purchase substantially all the assets of Recipient on the terms and subject to the conditions set forth in the Purchase Agreement.  Capitalized terms and expression used in this Agreement shall, unless expressly stated otherwise, have the meanings set out in the Purchase Agreement.

WHEREAS, Provider and Recipient, along with certain subsidiaries of Recipient have entered into a Facility Agreement, dated as of the date hereof (the “Facility Agreement”), pursuant to which Provider has agreed to provide two facilities, Facility A and Facility B (as defined in the Facility Agreement), on the terms and subject to the conditions set forth in the Facility Agreement.

WHEREAS, Provider desires to begin integration of Recipient’s business into Provider’s business and to provide advice and assistance in relation to the day to day operational activities of Recipient’s operating subsidiaries (the “Subs” and, individually, each a “Sub”) on the terms and conditions contained herein;

WHEREAS, in connection therewith, Recipient desires that Provider provide, and Provider is willing to provide to Recipient, certain services during the term of this Agreement as provided herein; and

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants of the parties hereinafter set forth, Recipient and Provider hereby agree as follows:

1.                                       Services to be Rendered.  From and after the date hereof until this Agreement expires or terminates in accordance with Section 8 hereof, Provider shall provide management consultancy services to Recipient and the Subs. Such management consultancy services, including the integration activities described in Section 1(b) below (the “Integration Services”), are referred to herein as the “Management Consultancy Services” and shall be as more fully set out in Sections 1(a) and 1(b).

(a)                                  Provider shall provide the services set out in Schedule 1 hereto to Recipient and Subs.  It shall also provide advice, support and assistance to the boards of directors (which term, for the purposes of this Agreement, in relation to entities which are not English companies, shall be deemed to include all bodies and boards constituted in relation to those entities with analogous or similar rights and duties) of Recipient and the Subs in relation to (i) the management of the business and business relationships of the Subs, including maintaining relationships with, providing services to or receiving services from and making payments to and receiving payments from customers, vendors, suppliers and other persons with whom the Subs do business, (ii) continuing the operations of Recipient’s and the Subs’ network, facilities, “back office” operations and technical personnel, (iii) overseeing the Subs’ sales force, distributors, marketing and similar matters, and (iv) continuing the other aspects of the Subs’ business and operations.  Provider shall provide such personnel as are necessary in order to properly conduct and provide the Management Consultancy Services.  In performing the Management Consultancy Services, Provider shall give consideration as to whether it would be appropriate for the Subs or any of them to enter into new or amended business arrangements with customers, vendors, suppliers and other persons with whom such entity does business (always having regard to the importance of maintaining the Subs’ business and relationships in good and proper standing in the ordinary course).  Provider shall also give consideration as to whether it would be appropriate for the Subs or any of them to outsource any part of Recipient’s or the Subs’ business operations to Provider or another third party provider pursuant to a written contract on commercially reasonable terms and conditions.

(b)                                 Provider shall provide advice, support and assistance in relation to the actions required to reconfigure circuits and other network components; restructure “back office” operations; hire, reassign, or terminate employees and contractors; amend or otherwise alter customer agreements on behalf of a Sub as it considers reasonably necessary or desirable to reduce operating costs of Recipient or the Subs.  In anticipation of the completion of the Purchase Agreement, Provider shall provide advice, support and assistance in relation to the actions required to make Recipient’s operations function more efficiently in conjunction with those of Provider whilst maintaining all existing critical or significant functions and the level of Recipient’s business and its customer relationships in good and proper standing in the ordinary course.

(c)                                  For the avoidance of doubt, in performing Management Consultancy Services hereunder, Provider shall have no authority to make any decisions or take any action for and on behalf of Recipient or any Sub or to otherwise bind or commit Recipient or any Sub.

2.                                       Standards.  Provider shall provide the Management Consultancy Services in accordance with standards, practices, methods and procedures conforming with (a) all applicable laws and regulations, (b) the degree of care, skill, diligence, prudence and foresight which Provider employs in managing its own business (which shall not be less than reasonable care).  In providing the Management Consultancy Services, Provider shall at all times act in good faith and shall have regard to Recipient’s overriding objectives to (i) preserve the goodwill, customers and business relationships of the Subs, and (ii) prevent any creditor of a Sub from filing an involuntary petition in bankruptcy or a petition seeking reorganization, composition, arrangement with creditors, liquidation or similar relief under any federal or state law or regulation with respect to a Sub, or appointing a receiver, trustee or liquidator for all or a substantial part of the assets of any Sub.

3.                                       Payment for Management Consultancy Services.

(a)                                  In consideration for the Management Consultancy Services to be provided by Provider and for all out of pocket expenses incurred by Provider in connection with providing such services Recipient shall pay $400,000, payable by the issue within seven (7) days of the Effective Date, of 10,810,811 shares of VIA.NETWORKS, Inc. common stock, par value $0.001 (“Stock”) of

Recipient to Provider (or to Mawlaw 660 Limited (registered number 5396159) at the discretion of Provider) (the “Management Fee”).

4.                                       Management Consultancy Services Obligations.  Nothing herein shall in any way preclude Provider or its officers, employees, agents, representatives, members or affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others, including for companies that may be in competition with the business conducted by the Company; provided that the foregoing sentence shall in no way limit the obligations of Provider hereunder.

5.                                       Access.  To the extent reasonably necessary in order to provide the Management Consultancy Services, Recipient shall provide Provider and its representatives with reasonable access to Recipient, its properties and facilities (including, without limitation, access to the information technology systems and programmes).  Recipient shall also provide Provider and its representatives with reasonable access to its books, records, information technology systems and programmes, and shall cooperate with Provider to provide any and all documents and take such actions reasonably requested by Provider to enable it to provide the Management Consultancy Services.  All information of Recipient provided to or obtained by Provider pursuant to this Section 5 or otherwise in connection with the performance of the Management Consultancy Services shall be treated in accordance with the terms of confidentiality set forth in Section 12.

6.                                       Representations and Warranties.  Each party hereto represents and warrants to the other party hereto that:

(a)                                  Due Formation.  Such party (i) is a corporation formed, and validly existing under the laws of the jurisdiction noted in the introductory paragraph above, (ii) has the requisite corporate power and corporate authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in every jurisdiction in which failure so to qualify would be reasonably likely to have a material adverse effect on the business, operations or conditions (financial or otherwise) of the party.

(b)                                 Authorization; Enforceability.  Such party has taken all action necessary to authorize it to execute, deliver and perform under this Agreement.  This Agreement constitutes a legal, valid and binding obligation of the party enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

(c)                                  No Conflict.  The execution, delivery and performance by such party of this Agreement does not and will not (i) violate in any material respect any legal requirements applicable to the party, (ii) result in any material breach of the party’s constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which the party or any of its properties or assets are bound or result in the imposition or creation of any lien or security interest in or with respect to any of the party’s property or assets.

(d)                                 No Authorization.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body (other than those which have been obtained) is required for the due execution, delivery and performance by such party of this Agreement.

(e)                                  Litigation.  Such party is not a party to any legal, administrative, arbitration, or other proceeding, or, to the party’s knowledge, is such a proceeding threatened, which, if decided adversely to the party, would materially and adversely affect the party’s ability to perform under this Agreement.

7.                                       Term and Termination.

(a)                                  This Agreement shall commence on the date hereof and shall continue in full force and effect until the earliest to occur of any of the following events:

(i)                                     the termination of the Purchase Agreement;

(ii)                                  mutual written agreement duly authorized by the boards of directors of each of Provider and Recipient to terminate this Agreement; and

(iii)                               by Recipient, if Provider has breached any its covenants or agreements set forth in this Agreement, the Purchase Agreement, the Facility Agreement or any other related transaction documents, and such breach is not (where capable of cure) cured within 5 business days after written notice thereof.

(b)                                 If this Agreement is terminated prior to Closing, then without prejudice to any other rights available to either party, Recipient shall be entitled to demand (and Provider shall promptly provide (or procure that Mawlaw 660 Limited shall promptly provide) a return of the portion of the Management Fee as follows:

Percentage of Management Fee (%)	Day (all dates inclusive)

100	Day of issue (“n”) to (n+30)

66.66	(n+31) to (n+60)

33.33	(n+61) to (n+90)

0	From (n+91)

(c)                                  In the case that Provider (or Mawlaw 660 Limited) is obliged to return a portion of the Management Fee, Provider may fulfil such obligations either by delivering (or procuring that Mawlaw 660 Limited delivers) an equivalent portion of the Stock received or by Provider paying cash.

8.                                       No Third Party Rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.  Mawlaw 660 Limited shall have no rights under this Agreement and in particular shall not have any rights of consultation or approval if the parties hereto agree to amend or waive any provision of this Agreement.

9.                                       Amendment.  This Agreement may be amended only by a written instrument signed by each of the parties hereto.

10.                                 Assignment.  Neither party may assign this Agreement without the prior written consent of the other party.  Notwithstanding the foregoing, Provider may assign this Agreement or assign or delegate its rights and obligations under this Agreement to (i) a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise, or (ii) a wholly owned subsidiary.

11.                                 Independent Contractor.  Nothing contained herein shall be construed or deemed to create a joint venture, contract of employment or partnership of any kind between the parties hereto.  All debts and liabilities to and contracts or agreements incurred or entered into by Provider on behalf of Recipient consistent with the terms of this Agreement shall be the sole debt and liability of, and shall be binding upon Recipient.  PROVIDER SHALL NOT BE LIABLE TO ANY PERSON FOR ANY DEBT, LIABILITY OR OBLIGATION OF RECIPIENT INCURRED OR CREATED PURSUANT TO AND IN ACCORDANCE WITH THE AUTHORITY GRANTED TO PROVIDER OR SOLELY BY REASON OF ITS PROVISION OF SERVICES HEREUNDER IN ACCORDANCE WITH THE TERMS HEREOF UNLESS PROVIDER, BY WRITTEN AGREEMENT, EXPRESSLY ASSUMES OR GUARANTEES ANY SUCH LIABILITY.  PROVIDER SHALL NOT BE REQUIRED, UNDER ANY CIRCUMSTANCES, TO GUARANTEE OR ASSUME ANY OBLIGATION OR LIABILITY OF RECIPIENT.

12.                                 Confidentiality.  The terms of the Confidentiality Agreement shall be deemed, amended as appropriate, to apply to this Agreement as if set out in full herein.

13.                                 Whole Agreement.  This Agreement contains the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.  For the purposes of this Section 14, “this Agreement” shall be deemed to include the Purchase Agreement, the Facility Agreement and any agreements entered into pursuant to this Agreement.

14.                                 Limitation of Liability.  The maximum aggregate liability of Recipient for any breach of this Agreement and all or any of the Transaction Documents shall be the Aggregate Purchaser Liability.

15.                                 Notices.

(a)                                  Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)                   in writing in English;

(ii)                delivered by hand, fax, registered post or by courier using an internationally recognised courier company.

(b)                                 A Notice to the Sellers or to either of them shall be sent to the following address, or such other person or address as the Sellers or VIA Inc. may notify to the Relevant Purchasers from time to time:

VIA NET.WORKS Inc

H. Walaardt Sacrestraat 401-403

1117 BM Schiphol

The Netherlands

Fax:                                                  +31 205 020 0001

Attention:                                         Matt Stuart Nydell (Senior Vice President and General Counsel and Secretary)

with a copy to:

Hogan & Hartson

One Angel Court

London EC2R 7HJ

United Kingdom

Fax:                                                                           +44 20 7367 0220

Attention:              John M. Basnage

(c)                                  A Notice to the Relevant Purchasers shall be sent to the following address, or such other person or address as the Relevant Purchasers may notify to the Sellers from time to time:

Interoute Communications Holdings S.A.

Walbrook Building,

195 Marsh Wall,

London E14 9SG

United Kingdom

Fax:                                                                           +44 20 7025 9855

Attention:                                         General Counsel

(d)                                 A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)                                     at the time of delivery, if delivered by hand, registered post or courier;

(ii)                                  at the time of transmission in legible form, if delivered by fax.

16.                                 Invalidity.  If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.  To the extent it is not possible to delete or modify the provision, in whole or in part, under the first part of this Section 16, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under this Section 16, not be affected.

17.                                 Counterparts.  This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

18.                                 Governing Law and Submission to Jurisdiction.  This Agreement shall be governed by the laws of England and Wales.

Each of the parties irrevocably agrees that the courts of England are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this

Agreement and the documents to be entered into pursuant to it and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

SCHEDULE 1

SERVICES

Service Title	Service Description

1. Resource Optimisation

Review Recipient’s business operational model, high level processes, day to day operations and associated organisational structure, headcount and resource skills. Provide Recipient with recommendations for operational and management structure restructuring, organisational restructuring and staff reallocation and termination to reduce operating cost while maintaining service quality. Provide advice on technical operational issues.

2. Services Optimisation

Review all major external service contracts including those for the provision of bandwidth services, IP transit, technical and office space lease and equipment maintenance. Utilise sector and industry knowledge and seek to leverage Interoute supplier relations in order to recommend changes to service providers and/or contract terms to minimise network and operating expenditure and provide advice in relation to service stabilisation with existing customers and suppliers. Provide Interoute upstream or other connectivity for no charge during the term of the Agreement where VIA or PSINet Europe can terminate existing relationships for no charge or penalty.

3. Market Expansion	Utilise Interoute customer relations and market knowledge to provide contact lists for Recipient’s sales organisation to assist with pipeline and revenue growth.

4. Accounts Payable Outsource

In light of Recipient’s plan to terminate its outsource contract for transaction processing of its Accounts Payable function and other basic General Ledger accounting for VIA Spain, VIA Germany, VIA France and VIA Inc. Advise Recipient concerning an alternative outsource service to manage such functions. Where available and as needed, support Recipient and the VIA companies with Provider personnel for no additional charge during the term of the Agreement.

5. Consolidated Reporting

In light of Recipient’s plan to close down its Netherlands corporate entity and terminate associated staff responsible for consolidated financial reporting at the group level, liaise with Recipient concerning capability to consolidate subsidiary financials necessary for statutory reporting requirements.

6. Billing Operations Support

Given the dependence of Recipient on a small number of staff and contractors in Warrington, UK (a country where Recipient has no other business) to execute billing for the group, there is a need to de-risk the billing process. Provider to review the billing process and systems and provide suggestions to support billing execution until established in Recipient’s Geneva office.

7. Business Systems Support

In conjunction with 6 above, and Recipient’s short term plan to migrate its system functions from its Warrington, UK site and its corporate Netherlands office to Geneva, provide migration advice and support in relation to this proposal.

8. Product Standardisation Program

In order to minimise operational resource and maximise potential business value in the international market, Recipient will benefit from an increased level of standardisation of it products and associated systems across Data Centres (DCs). Provider to review services being delivered from each of Recipient’s DCs and recommend a common DC product set and migration path.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Provider
Mawlaw 653 Limited

By:	/s/
Name:
Title:

Recipient
VIA NET.WORKS, Inc.

By:	/s/
Name:
Title: